Exhibit 99.1
FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:

FOR INVESTORS:                                                   FOR MEDIA:
Richard R. Sawyer                                                   Michelle M. Gray
Chief Financial Officer                                            Director of Marketing
260-427-7150                                                             260-427-7100
rick.sawyer@towerbank.net                                  michelle.gray@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS FOURTH QUARTER RESULTS

FORT WAYNE, INDIANA – JANUARY 25, 2008 – Tower Financial Corporation (NASDAQ: TOFC) today announced a fourth quarter 2007 net loss of $784,000, or $0.19 per diluted share, compared with net income of $810,000, or $0.20 per share, for the year-ago quarter. For all of 2007, the net loss was $2.6 million, or $0.64 per diluted share, compared with net income of $3.7 million, or $0.89 per diluted share, for the previous year.

Fourth quarter and 2007 highlights include:

•
Fourth quarter results reflect a $2.8 million provision for loan losses primarily related to borrowers and projects identified in previous quarters. During the fourth quarter we expanded our review of asset quality and borrower financial condition underlying certain loan relationships previously identified. This review, along with the further deterioration in the residential real estate development marketplace resulted in net charge-offs of $1.8 million during the fourth quarter, along with an additional reserve of $1.0 million. Nonperforming assets plus delinquencies were $20.0 million at December 31, 2007, or 2.8 percent of total assets.

•
Tower Bank ended 2007, with $703.5 million in assets, an increase of $34.0 million, or 5.1%. The majority of the increase came from loan growth. During 2007, loans grew by $25.3 million, or 4.6%. Additionally, Bank grew its core deposits as a percentage of total deposits. Core deposits now account for 61.6 percent of total deposits, up from 57.3 percent for the year-ago period

•
The Trust Company ended the year with $609.4 million in assets under management, an increase of $42.2 million or 7.4%. Trust revenues were at a record high of $3.3 million, which helped to produce net income of $513,000.

•
Tower opened the Warsaw branch in late October 2007. As of December 31, 2007, this new location had loan outstandings of $3.8 million and total deposits of $12.6 million. Tower also announced during the fourth quarter, the closure of its Angola location and incurred some related closure expenses of approximately $75,000.

Balance Sheet
Company assets were $706.5 million at December 31, 2007, a $35.3 million, or 5.3 percent, increase over the $671.2 million reported twelve months ago. Loans outstanding grew by $25.3 million, or 4.6 percent, reaching $575.7 million as of December 31, 2007. Loan growth was primarily driven by residential real estate and C&I loans, up $18.6 million and $15.1 million, respectively. Commercial real estate loans, which comprised 29.6 percent of the portfolio at December 31, were reduced by $8.1 million during 2007.

Deposits increased $13.9 million, or 2.4 percent, over the past twelve months, reaching $600.7 million. Compared with December 31, 2006, core deposits (excluding wholesale and brokered CDs) increased as a percent of total deposits; as of December 31, 2007, they comprised 61.6 percent of deposits compared with 57.3percent for the year-ago quarter. Total in-market deposits (core and wholesale deposits), however, increased by $33.9 million, allowing us to reduce brokered deposits by $40.3 million. Interest-bearing checking accounts and money-market accounts, made up the majority of our core deposit growth, increasing $17.3 million and $11.9 million respectively.

Shareholders' equity was $48.2 million at December 31, 2007, a decrease of 5.4 percent from the $51.0 million reported for the year-ago period. Tower’s Tier 1 and risk-based capital ratios remain above “well-capitalized” levels, decreasing only slightly from last year to 10.92 percent and 12.08 percent, respectively.  Period-end common shares outstanding were 4,060,769.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $6.7 million for the fourth quarter of 2007, the same as reported for the year-ago quarter. Fourth quarter 2007 net interest income decreased to $5.2 million, a decline of 2.4 percent compared to the fourth quarter 2006. While average earning assets increased 7.8% from the fourth quarter of 2006, the relative flatness of our total revenue is reflective of a 34 basis point decrease in net interest margin due primarily to the increase in non performing assets, which negatively impacted our fourth quarter net interest margin by 25 bps. Without the impact of these fourth quarter asset quality issues, we would have had a net interest margin of 3.48% which would have been an increase of 18 bps from last quarter. This is reflective of our liability sensitive balance sheet which increases our net interest margin as rates decrease.

Noninterest income accounted for approximately 22 percent of total revenue. For the fourth quarter, noninterest income was $1.48 million, up 7.0 percent from the $1.38 million reported in the fourth quarter of 2006. Trust and brokerage fees of $938,000 accounted for 63.5 percent of fourth quarter noninterest income; they grew 35.2 percent compared to the fourth quarter 2006. Currently, Tower Private Advisors manages $609.4 million in combined trust and brokerage assets, an increase of 7.4 percent above the $567.2 million of combined assets reported for the year-ago quarter. Service charges for the Bank were $257,000, up $28,900 or 12.2 percent, above the 2006 fourth quarter.   Loan broker fees were $113,000, up 51,800, or 84.45, above the 2006 fourth quarter.

Fourth quarter noninterest expense increased $96,000, or 1.8%, from the fourth quarter 2006. The primary causes of the increase related to increased FDIC insurance premiums, expenses related to the closure of our Angola branch, and increased occupancy costs related to our new location in Warsaw. Salary expenses decreased $142,000, or 4.5% from the fourth quarter of 2006, despite a 2.0% increase in total FTE’s.  Tower continues to focus on expense savings, as was shown by our decision to close the Angola location.

Asset Quality
Nonperforming assets plus delinquencies at period end were $20.0 million, or 2.84 percent of assets. This compares with $4.8 million, or 0.72 percent of assets, for the year-ago period, and $7.8 million, or 1.10 percent of assets, for the linked quarter. As indicated above approximately 70% of our nonperforming assets relate to those borrowers and projects identified in previous quarters. Net charge-offs were $1.8 million for the quarter, or an annualized 1.24 percent of average loans, compared with net charge-offs of $5.2 million, or 3.54 percent of average loans, and net charge-offs of $633,000, or 0.47 percent of average loans, for the linked and year-ago quarters, respectively. Tower's allowance for loan losses was 1.43 percent of total loans at December 31, 2007.

Donald  F. Schenkel, Tower Financial Corporation’s Chairman , stated:  “2007 has been a real challenge for us, as we acted during each of the last several quarters to re-assess the value of certain pre-existing problem loans carried in our residential real estate development portfolio.  We have done so after conservatively assessing the realizable value of our underlying collateral associated with these loans and after considering the prevailing deteriorating local market conditions and the financial condition of the related borrowers.  Naturally, if our actual experience with some of these loans results in recoveries in excess of the reduced portfolio values, we would rather be surprised on the upside in future quarters”

Mr. Schenkel continued:  “We regret that these actions, which we believe were necessary, have overshadowed the many positive developments during the year that we would have preferred to emphasize.  We remain firmly committed to our mission and believe that we have the best and most devoted employees, as well as a growing base of loyal and appreciative bank and trust company customers and clients. We clearly look forward to a much brighter and very positive 2008.”

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a community bank headquartered in Fort Wayne; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; changes in the national and local economy; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

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